First Light Asset Management, LLC SC 13G

CUSIP No .	05463X106	Page 7 of 7

Exhibit A

JOINT FILING AGREEMENT

The Undersigned agree that the statement on Schedule 13G with respect to the common stock of AxoGen, Inc dated as of November 7, 2024, is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

FIRST LIGHT ASSET MANAGEMENT, LLC

By:	/s/ Kurt T. Peterson
Name:	Kurt T. Peterson
Title:	Chief Compliance Officer

Signature:	/s/ Mathew P. Arens
Name:	Mathew P. Arens